CORPORATE CAPITAL TRUST II N-2/A

Exhibit (g)(1)

INVESTMENT ADVISORY AGREEMENT
BETWEEN
CORPORATE CAPITAL TRUST II
AND
CNL FUND ADVISORS II, LLC

This Investment Advisory Agreement (the “Agreement”) is made as of __________ ___, 2015, by and between CORPORATE CAPITAL TRUST II, a Delaware statutory trust (the “Company”), and CNL FUND ADVISORS II, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a newly organized non-diversified, closed-end management investment company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);

WHEREAS, the Company desires to retain the Adviser to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Adviser hereby agree as follows:

1.

Duties of the Adviser.

(a)

Retention of Adviser. The Company hereby appoints the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of trustees of the Company (the “Board of Trustees”), for the period and upon the terms herein set forth in accordance with:

(i)

the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form N-2 as declared effective by the Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time (the “Registration Statement”);

(ii)

during the term of this Agreement, all other applicable federal and state laws, rules and regulations, and the Company’s Amended and Restated Declaration of Trust, as further amended from time to time (“Declaration of Trust”);

(iii)

such investment policies, directives, regulatory restrictions as the Company may from time to time establish or issue and communicate to the Adviser in writing; and

(iv)

the Company’s compliance policies and procedures as applicable to the Adviser and as administered by the Company’s chief compliance officer.

(b)

Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)

determine the composition and allocation of the Company’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii)

identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)

perform due diligence on prospective portfolio companies;

(iv)

execute, close, service and monitor the Company’s investments;

(v)

determine the securities and other assets that the Company shall purchase, retain, or sell;

(vi)

arrange financings and borrowing facilities for investment purposes for the Company;

(vii)

provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds; and

(viii)

to the extent permitted under the 1940 Act and the Advisers Act, on the Company’s behalf, and in coordination with any Sub-Adviser (as defined below) and administrator, provide significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance under the 1940 Act, including utilizing appropriate personnel of the Adviser to, among other things, monitor the operations of the Company’s portfolio companies, participate in board and management meetings, consult with and advise officers of portfolio companies and provide other organizational and financial consultation.

(c)

Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority to act on behalf of the Company to effectuate investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to borrow capital for investment purposes, the Adviser shall use commercially reasonable efforts to arrange for such financing on the Company’s behalf in collaboration with the Company’s Chief Financial Officer and subject to the oversight and approval of the Board of Trustees. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle or a special tax blocker vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicles and to make investments through such special purpose vehicles in accordance with applicable law and after full consideration of the additional upfront and recurring costs and taxes, and administrative requirements related to such special purpose vehicle. The Company also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement.

(d)

Acceptance of Appointment. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e)

Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each a “Sub-Advisory Agreement”) with other investment advisers (each a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and/or the Company, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

2

(i)

The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses payable to the Adviser under this Agreement.

(ii)

Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and the Advisers Act, including without limitation, the requirements of the 1940 Act relating to Board of Trustees and Company shareholder approval thereunder, and other applicable federal and state law.

(iii)

Any Sub-Adviser shall be subject to the same fiduciary duties as are imposed on the Adviser pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law.

(f)

Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g)

Record Retention. Subject to review by and the overall control of the Board of Trustees, the Adviser shall maintain and keep all books, accounts and other records of the Adviser that relate to activities performed by the Adviser hereunder as required under the 1940 Act and the Advisers Act. The Adviser agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. The Adviser further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Company.

2.

2.

Expenses Payable by the Company.

(a)

Adviser Personnel.  All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.

(b)

Company’s Costs. Subject to the limitations on expense reimbursement of the Adviser as set forth in Sections 2(a) and 2(c), the Company, either directly or through reimbursement to the Adviser, shall bear all costs and expenses of its investment operations and its investment transactions, including, without limitation, costs and expenses relating to:

(i)

the making of investments, including third party fees and expenses with respect to or associated with identifying, referral, evaluating, performing due diligence, legal consultation, review and documentation, tax consulting, and investing in, portfolio companies and securities;

(ii)

monitoring investments, including expenses and fees payable to third parties with respect to performance, financial review, accounting review, tax review, operational and legal review and compliance and investment oversight and reporting;

3

(iii)

direct costs associated with managerial assistance provided or otherwise made available to the Company’s portfolio companies;

(iv)

valuing investments, including expenses and fees payable to third parties with respect to the consultation and valuation of the Company’s investments;

(v)

liquidating investments, including expenses and fees payable to third parties in connection with identifying and evaluating purchasers, negotiating and finalizing terms of liquidation;

(vi)

portfolio expenses, including expenses and fees associated with the holding of or investment in the portfolio company or security; and

(vii)

Financing fees and related expenses including expenses and fees payable to third parties in connection with arranging financing and legal review, documentation, compliance and amendments.

(c)

Portfolio Company’s Compensation. In certain circumstances the Adviser, any Sub-Adviser, or any of their respective Affiliates, may receive compensation from a portfolio company, in connection with the Company’s investment in such portfolio company. Any compensation received by the Adviser, Sub-Adviser, or any of their respective Affiliates, attributable to the Company’s investment in any portfolio company, in excess of any of the limitations in or exemptions granted from the 1940 Act, any interpretation thereof by the staff of the SEC, or the conditions set forth in any exemptive relief granted to the Adviser, any Sub-Adviser or the Company by the SEC, shall be delivered promptly to the Company and the Company will retain such excess compensation for the benefit of its shareholders.

(d)

Reimbursement of Organization and Offering Expenses.

(i)

The Company shall be obligated to reimburse the Adviser for all current Organization and Offering Expenses, as defined in the Declaration of Trust, and all prior Organization and Offering Expenses paid by or on behalf of the Adviser and not already reimbursed by the Company (the “Reimbursable O & O Expenses”) as follows:

(a)

For the aggregate gross proceeds from the sale of the Company’s securities (the “Offering Proceeds”) in the initial amount of $2,250,000, the Company shall reimburse the Adviser for such Reimbursable O & O Expenses up to a maximum of $112,500.

(b)

After the Offering Proceeds exceed $2,250,000, then the Company shall reimburse the Adviser for such Reimbursable O & O Expenses to the extent that the Reimbursable O & O Expenses, together with all prior Organization and Offering Expenses for which the Adviser has received reimbursement, do not exceed an amount greater than 1.5% of the Offering Proceeds. The Adviser, jointly and equally with the Sub-Adviser, shall be responsible for the payment of the Organization and Offering Expenses to the extent they exceed 1.5% of the Offering Proceeds, without recourse against or reimbursement by the Company. The Adviser agrees that it will not seek reimbursement from the Company for Organization and Offering Expenses in excess of 1.5% of the Offering Proceeds to which the Registration Statement relates.

(c)

The Company acknowledges that it shall be responsible to ensure that any reimbursement to the Adviser or any other person for deferred Organization and Offering Expenses, including any interest thereon, if any, shall not exceed the 18% limitation on Front End Fees (as defined and set forth in the Declaration of Trust), regardless of the source of payment.

4

(ii)

No later than five business days following the beginning of each month, the Adviser shall prepare a reasonably detailed statement documenting the Reimbursable O & O Expenses incurred during the immediately preceding month and the calculation of the reimbursement thereof and shall deliver such statement to the Company’s administrator prior to full reimbursement. Such statement shall also include instructions from the Adviser with respect to its election to defer any portion of such reimbursement. The Adviser, by written instruction to the Company’s administrator in accordance with paragraph (iii) or (iv) of this Section 2(d), shall have the right to elect to waive or defer all or a portion of the reimbursement of the Reimbursable O & O Expenses that would otherwise be payable to it. Any such reimbursement which the Adviser has not elected to waive or defer shall be made in cash within thirty (30) calendar days following the Adviser’s delivery to the Company of such statement;

(iii)

Waiver of reimbursement of Reimbursable O & O Expenses - No later than five business days following the beginning of each month, the Adviser shall notify the Company’s administrator in writing that it is electing to waive a portion or all of the reimbursement of the Reimbursable O & O Expenses that it would otherwise be payable to it;

(iv)

Deferral of reimbursement of Reimbursable O & O Expenses - Any portion of a reimbursement of the Reimbursable O & O Expenses otherwise payable to the Adviser and not paid over to the Adviser with respect to any month pursuant to a deferral election made by the Adviser under this paragraph shall be so deferred without interest and may be paid over on any specified later date as the Adviser may determine. If the Adviser so determines to have such deferred reimbursements paid over on such specified date, it shall provide the Company’s administrator with written notice of such determination at least thirty (30) days, but no more than sixty (60) days, prior to such specified date.

3.

Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a management fee (“Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser may, in its sole discretion without approval of the Board of Trustees, elect or agree to temporarily or permanently waive, defer, reduce or modify, in whole or in part, the Management Fee and/or the Incentive Fee. Any of the fees payable to the Adviser under this Agreement for any partial month or calendar quarter shall be appropriately prorated. The fees payable to the Adviser as set forth in this Agreement shall be calculated using a detailed calculation policy and procedures approved by the Adviser and the Board of Trustees, including a majority of the Independent Trustees (as defined in the Declaration of Trust), and shall be consistent with the calculation of such fees as set forth in this Section. Modifications of the detailed calculation policy and procedures may be approved by both the Adviser and the Board of Trustees, including a majority of the Independent Trustees, without requiring shareholder approval, provided the modifications do not increase the Management Fees nor the Incentive Fees.

For purposes of computing Incentive Fee, the detailed calculation policy and procedures will look through derivatives or swaps, as if the Company owned the assets directly.

(a)

Management Fee. The Management Fee is calculated at an annual rate of 2.0% of the Company’s average gross assets, is payable monthly in arrears and is calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar months. The determination of gross assets will reflect changes in the fair market value of portfolio investments reflecting both realized and unrealized capital appreciation.

5

(b)

Incentive Fee.

The incentive fee will be divided into two parts:  (1) a subordinated incentive fee on income, and (2) an incentive fee on capital gains.  Each part of the incentive fee is outlined below.

The subordinated incentive fee on income is earned on pre-incentive fee net investment income and shall be determined and payable in arrears as of the end of each calendar quarter during which the Investment Advisory Agreement is in effect.  In the case of a liquidation or if the Investment Advisory Agreement is terminated, the fee will also become payable as of the effective date of the event.

The subordinated incentive fee on income for each calendar quarter will be calculated as follows:

•    No subordinated incentive fee on income will be payable in any calendar quarter in which the pre-incentive fee net investment income does not exceed a quarterly return to shareholders of 1.75% per quarter on average adjusted capital (the “quarterly preferred return.”)

•    All pre-incentive fee net investment income, if any, that exceeds the quarterly preferred return, but is less than or equal to 2.1875% of average adjusted capital in any quarter, will be payable to the Adviser.

•    For any quarter in which pre-incentive fee net investment income exceeds 2.1875% of average adjusted capital, the subordinated incentive fee on income shall equal 20% of pre-incentive fee net investment income.

•    “Pre-incentive fee net investment income” is defined as investment income and any other income accrued during the calendar quarter, minus operating expenses for the quarter, including the Management Fee, expenses payable under the Administrative Services Agreement, any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee.  Pre-incentive fee net investment income does not include any expense support payments and/or any reimbursement by the Company of expense support payments (as defined in the Expense Support and Conditional Reimbursement Agreement) nor any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation, except for net investment income associated with derivatives or swaps, as provided herein.

•    Adjusted capital is defined as (a) cumulative proceeds generated from sales of common stock, including proceeds from the distribution reinvestment plan, net of sales loads (sales commissions and dealer manager fees) and (b) reduced for (i) distributions paid to shareholders that represent return of capital on a tax basis and (ii) amounts paid for share repurchases pursuant to the share repurchase program, if any.

The incentive fee on capital gains will be earned on liquidated investments and shall be determined and payable in arrears as of the end of each calendar year during which the Investment Advisory Agreement is in effect.  In the case of a liquidation, or if the Investment Advisory Agreement is terminated, the fee will also become payable as of the effective date of such event.  The annual fee will equal (i) 20% of realized capital gains on a cumulative basis from inception, net of all realized capital losses on a cumulative basis from inception and unrealized depreciation, less (ii) the aggregate amount, if any, previously paid incentive fees on capital gains.

The incentive fee on capital gains will disregard any net investment income associated with derivatives or swaps, that is treated as capital gains pursuant to generally accepted accounting principles but included in pre-incentive fee net investment income for purposes of the calculation of subordinated incentive fee on income.

6

(c)

Waiver or Deferral of Fees.

The Adviser shall have the right to elect to waive or defer all or a portion of the Management Fee and/or Incentive Fee that would otherwise be paid to it. Prior to the payment of any fee to the Adviser, the Company shall obtain written instructions from the Adviser with respect to any waiver or deferral of any portion of such fees. Any portion of a deferred fee payable to the Adviser and not paid over to the Adviser with respect to any calendar month, quarter or year shall be deferred without interest and may be paid over in any such other month prior to the occurrence of a liquidity event, as the Adviser may determine upon written notice to the Company.

4.

Covenant of the Adviser.

The Adviser covenants that it is registered as an investment adviser under the Advisers Act on the effective date of this Agreement as set forth in Section 10 herein, and shall maintain such registration, at its own expense, until the expiration or termination of this Agreement. The Adviser agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments. The Adviser agrees to observe and comply with applicable provisions of the code of ethics adopted by the Company pursuant to Rule 17j-1 under the 1940 Act, as such code of ethics may be amended from time to time. The Advisor shall bear its costs and expenses for its regulatory and investment compliance programs.

5.

Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Company. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

6.

Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Company, and nothing in this Agreement shall limit or restrict the right of any officer, director, shareholder (and their shareholders or members, including the owners of their shareholders or members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services set forth herein.

During the term of this Agreement and for a period of one (1) year following any termination or nonrenewal of this Agreement for any reason, the Company shall not, directly or indirectly on behalf of itself or any other person or entity: (a) solicit the employment of or employ any partners, shareholders, trustees, officers, employees, consultants and/or associated persons (each, an “Associate”) of the Adviser, any Sub-Adviser or any of their respective Affiliates (collectively, “Adviser Persons”) or any person or entity who was an Associate of an Adviser Person during the one-year period preceding such proposed solicitation or employment, or (b) induce, persuade or attempt to induce or persuade the discontinuation of, or in any way interfere or attempt to interfere with, the relationship between an Adviser Person and any Associate of such Adviser Person or any person or entity who was an Associate of such Adviser Person during the one-year period preceding such proposed inducement, persuasion or interference or attempted inducement, persuasion or interference. The parties intend that any provision of this Section 6 held invalid, illegal or unenforceable only in part or degree because of the duration or geographic scope thereof shall remain in full force to the extent not held invalid, illegal or unenforceable.

7

For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

7.

Responsibility of Dual Trustees, Officers and/or Employees.

If any person who is a director, officer, shareholder or employee of the Adviser is or becomes a director, officer, shareholder and/or employee of the Company and acts as such in any business of the Company, then such director, officer, shareholder and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a director, officer, shareholder or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8.

Indemnification.

(a)

Indemnification. Subject to Section 9, the Adviser, any Sub-Adviser, each of their trustee, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees, controlling persons (as determined under the 1940 Act (“Controlling Persons”)) and any other person or entity Affiliated with, or acting on behalf of, the Adviser or Sub-Adviser (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser or any Sub-Adviser in connection with the performance of any of their duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement, any Sub-Advisory Agreement, or otherwise as an investment adviser of the Company to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Declaration of Trust, the 1940 Act, the laws of the State of Delaware and other applicable law.

(b)

Advancement of Funds. The Company shall be permitted to advance funds to the Indemnified Parties for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are met:

(i)

The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

8

(ii)

the Indemnified Party provides the Company with written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the Company;

(iii)

The legal action is initiated by a third party who is not a Company stockholder, or the legal action is initiated by a Company stockholder and a court of competent jurisdiction specifically approves such advancement; and

(iv)

The Indemnified Party undertakes to repay the advanced funds to the Company, allocated as advanced, together with the applicable legal rate of interest thereon, in cases in which the Indemnified Party is not found to be entitled to indemnification pursuant to a final, non-appealable decision of a court of competent jurisdiction.

(c)

The Adviser shall indemnify the Company, and its Affiliates and Controlling Persons, for any Losses that the Company or its Affiliates and Controlling Persons may sustain as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

9.

Limitation on Indemnification.

Notwithstanding Section 8(a) to the contrary, nothing contained herein shall protect or be deemed to protect any of the Indemnified Parties against, or entitle or be deemed to entitle any of the Indemnified Parties to indemnification in respect of, any Losses to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s or Sub-Adviser’s duties or by reason of the reckless disregard of the Adviser’s or Sub-Adviser’s duties and obligations under this Agreement or any Sub-Advisory Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

In addition, notwithstanding any of the foregoing to the contrary, the provisions of Section 8 and this Section 9 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of Section 8 and this Section 9 to the fullest extent permitted by law.

10.

Effectiveness, Duration and Termination of Agreement.

(a)

Term and Effectiveness. The date of this Agreement will be the date this Agreement is executed. This Agreement shall become effective as of the date the Company meets the minimum offering requirement; as such term is defined in the prospectus contained in the Company’s Registration Statement as declared effective by the SEC. Once effective, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by: (i) the vote of the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Company’s Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party (“Independent Trustees”), in accordance with the requirements of the 1940 Act.

(b)

Termination. This Agreement may be terminated at any time, without the payment of any penalty: (i) by the Company upon 60 days’ prior written notice to the Adviser: (A) upon the vote of a majority of the outstanding voting securities of the Company (as “majority” is defined in Section 2(a)(24) of the 1940 Act) or (B) by the vote of the Company’s Independent Trustees; or (ii) by the Adviser upon not less than 120 days’ prior written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act). The provisions of Sections 8 and 9 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

9

(c)

Payments to and Duties of Adviser Upon Termination.

(i)

After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement, including any deferred fees.

(ii)

In the event of a termination by the Adviser pursuant to Section 10(b)(ii), above, the Adviser shall pay all direct expenses incurred as a direct result of its withdrawal up to but not exceeding $250,000.

(iii)

The Adviser shall promptly upon termination:

(a)

deliver to the Board of Trustees a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Trustees;

(b)

deliver to the Board of Trustees all assets and documents of the Company then in custody of the Adviser; and

(c)

cooperate with the Company to provide an orderly transition of services.

The following provision in this Section 10 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(d)

Other Matters. Upon termination of the Adviser, the Company may terminate the Adviser’s interest in the Company’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Adviser’s interest, determined by agreement of the terminated Adviser, any Sub-Adviser and the Company. If the Company, any Sub-Adviser and the Adviser cannot agree upon such amount, then such amount will be determined in accordance with the then current rules of the American Arbitration Association. The expenses of such arbitration shall be borne equally by the terminated Adviser and the Company. The Company shall also pay to the Adviser any remaining unreimbursed Reimbursable O & O Expenses to the extent that such Reimbursable O & O Expenses, together with all past Organization and Offering Expenses for which the Adviser has received reimbursement, do not exceed 1.5% of the Offering Proceeds. The method of payment to the terminated Adviser shall be fair and shall protect the solvency and liquidity of the Company.

11.

Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section.

12.

Amendments.

This Agreement may be amended by mutual written consent of the parties.

10

13.

Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

14.

Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

15.

Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto and the provisions of Section 8, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the latter shall control. Any reference in this Agreement to a statute or provision of the 1940 Act shall be construed to include any successor statute or provision to such statute or provision and any reference to any rule promulgated under the Advisers Act shall be construed to include any successor promulgated rule.

16.

Third Party Beneficiaries.

Except for any Sub-Adviser (with respect to Sections 6, 8 and 10(d)) and any Indemnified Party, such Sub-Adviser and the Indemnified Parties each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

17.

Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

18.

Survival.

The provisions of Sections 2(c), 8, 9, 10, 15 and this Section 18 shall survive termination of this Agreement.

19.

Insurance.

The Company shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which may name the Adviser and any Sub-Adviser each as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Company, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Adviser and any Sub-Adviser is a named Additional Insured Party on such policy, the Company shall provide the Adviser and any Sub-Adviser with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 19 notwithstanding, the Company shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the required majority (as defined in Section 57(o) of the 1940 Act) of the Board of Trustees.

(signature page follows)

11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

CORPORATE CAPITAL TRUST II a Delaware statutory trust CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336 By: Name: Title:
CNL FUND ADVISORS II, LLC a Delaware limited liability company CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336 By: Name: Title:

12